Exhibit 99.1

Optimer Reports Fourth Quarter and Fiscal Year 2012 Financial Results

Optimer reports $62.4 million in DIFICID® (fidaxomicin) tablets net product sales for 2012

JERSEY CITY, New Jersey, February 28, 2013 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) announced today unaudited financial results for the fourth quarter and fiscal year ended December 31, 2012.

Financial Highlights

•                  2012 DIFICID net product sales in the U.S. and Canada of $62.4 million, compared to $21.5 million in 2011

•                  A 14.3% increase in U.S. and Canadian DIFICID shipments in the fourth quarter, resulting in net sales of $16.8 million

•                  2012 contract revenue from collaborations, which include up-front payments, milestones, royalties and product sales, were $39.1 million

•                  2012 total revenues were $101.5 million

•                  Cash, cash equivalents and short-term investments at December 31, 2012 totaled $124.0 million

•                  2012 net loss was $37.0 million, or $0.78 per share, and 2012 net income for the fourth quarter was $1.0 million, $0.02 per share

“2012 was an exciting year for Optimer.  DIFICID is now available in over a dozen countries,” said Dr. Henry McKinnell, Optimer’s CEO and Chairman of the Board.  “In the U.S. we will be focusing on improving the formulary status of DIFICID in the hospital marketplace and on expanding the use of this important new medicine in all channels.”

Financial Overview

Total revenue for the years ended December 31, 2012 and 2011 was $101.5 million and $145.0 million, respectively.  Total revenue for the fourth quarter 2012 and 2011 was $19.5 million and $64.6 million, respectively.  The decreases were due to a reduction in contract revenue, which in 2011 included $122.7 million from the Astellas Pharma Europe (APEL) agreement, offset by increases in DIFICID net product sales.

DIFICID net product sales in the U.S. and Canada for the year and quarter ended December 31, 2012 were $62.4 million and $16.8 million, respectively.  We recognize product sales of DIFICID upon delivery of product to our wholesalers.  The increase in DIFICID net product sales in 2012 reflects higher demand for DIFICID, as well as a full year of sales.  DIFICID was launched in July 2011.

Contract revenue for the years ended December 31, 2012 and 2011 was $39.1 million and $122.7 million, respectively, a decrease of $83.6 million.  Contract revenue is generated from collaboration partners and includes up-front and milestone payments, royalties and product sales.  In 2011, contract revenue included a $69.2 million up-front payment from APEL and a $53.5 million milestone upon EMA approval of DIFICLIR™.  Contract revenue in 2012 included a $19.9 million up-front payment from Astellas Japan and a $12.6 million milestone payment from APEL in association with the first commercial sale of DIFICLIR in an APEL territory.  Contract revenues in 2012 also included inventory shipments to our collaboration partners and royalty income from APEL.

Research and development expense for the years ended December 31, 2012 and 2011 was $45.2 million and $43.1 million, respectively, an increase of $2.1 million.  The increase primarily was due to higher health economics and outcomes research and pharmacovigilance expenses.  We also incurred expenses related to our prophylaxis and pediatric clinical trials, which began in 2012.  The increase was partially offset by lower materials costs associated with DIFICID production prior to FDA approval in 2011.  Research and development expense for the quarters ending December 31, 2012 and 2011 was $11.9 million and $14.0 million, respectively, a decrease of $2.1 million.

Selling, general and administrative expense for years ended December 31, 2012 and 2011 was $112.0 million and $80.6 million, respectively, an increase of $31.4 million.  The increase primarily was due to our commercialization efforts for DIFICID which included a full year of expense in 2012.  We also incurred higher compensation expense and higher legal and facilities expenses.  SG&A expense for the quarters ending December 31, 2012 and 2011 was $31.2 million and $30.0 respectively, an increase of $1.2 million. In order to conform to our current period financial statement presentation, we reclassified two line items on our 2011 Consolidated Statements of Operations to separately identify co-promotion expenses with Cubist Pharmaceuticals, Inc.  Previously, Cubist co-promotion expenses were included in our SG&A expense.

Co-promotion expenses with Cubist for the years ended December 31, 2012 and 2011 were $23.2 million and $6.6 million, respectively, an increase of $16.6 million.  This increase was due to a full year of co-promotion expenses and included the year-one sales target bonus and gross profit share on sales above the target.  Co-promotion expenses for the quarters ending December 31, 2012 and 2011 were $3.8 million and $3.6 million, respectively, an increase of $0.2 million.

For the year ended December 31, 2012, Optimer reported a net loss of $37.0 million, or $0.78 per share, on both a basic and diluted basis, as compared to net income for the year ended December 31, 2011 of $7.8 million, or $0.17 per share, on both a basic and diluted basis.  Net income for the fourth quarter of 2012 was $1.0 million, or $0.02 per share, on a basic and diluted basis, as compared to net income for the fourth quarter of 2011 of $13.4 million, or $0.29 and $0.28 per share, on a basic and diluted basis, respectively. Net income in the fourth quarter of 2012 includes a gain of $31.5 million from the sale of our equity interest in Optimer Biotechnology, Inc. (OBI).

At December 31, 2012, Optimer held cash, cash equivalents and short-term investments of $124.0 million.  This includes proceeds from the sale of our equity interest in OBI, which was completed in the fourth quarter.

Optimer had 47.8 million shares outstanding on December 31, 2012.

“Healthcare policy is shifting to new ways to control healthcare spending, particularly in hospitals.  Many of our recent research initiatives, such as analyzing the cost burden of Clostridium difficile infection, are designed to assist hospitals to better understand the disease burden on their patients and institutions,” said Dr. McKinnell.

As of December 31, 2012:

•                  Inventory levels at wholesalers remain within the range of 14 to 28 days of demand

•                  Approximately 2,750 hospitals had ordered DIFICID

•                  About 83% of hospitals covered by Optimer have reordered DIFICID

•                  Approximately 1,000 hospitals are estimated to have placed DIFICID on formulary

As a result of the management changes announced yesterday and processes and procedures in connection therewith, we have determined that the filing of our Form 10-K will be delayed.”

Conference Call and Webcast

The Company will host a conference call and webcast to discuss its fourth quarter and fiscal year 2012 financial results and provide a corporate update today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).

The conference call may be accessed by dialing (877) 280-7280 for domestic callers and +1 (678) 825-8232 for international callers.  Please specify to the operator that you would like to join “Optimer’s Financial Results Call.”  The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it will be archived for 30 days following the call.

About DIFICID® (fidaxomicin) Tablets

DIFICID is the first macrolide antibacterial drug indicated for Clostridium difficile-associated diarrhea (CDAD) to be approved in over 25 years in the U.S.  It is indicated in the U.S. for the treatment of CDAD in adults 18 years of age or older.  DIFICID is administered in 200 milligram tablets given orally, twice daily.

Important Safety Information for DIFICID

DIFICID is contraindicated in patients with hypersensitivity to fidaxomicin or to any of the excipients in the formulation.  DIFICID should not be used for systemic infections.  Only use DIFICID for infection proven, or strongly suspected, to be caused by C. difficile.  Prescribing DIFICID in the absence of a proven, or strongly suspected, C. difficile infection is unlikely to provide benefit to the patient and increases the risk of the development of drug-resistant bacteria.  The most common adverse reactions are nausea (11%), vomiting (7%), abdominal pain (6%), gastrointestinal hemorrhage (4%), anemia (2%) and neutropenia (2%).

Please visit www.DIFICID.com or call 855-DIFICID (343-4243) for full prescribing information for DIFICID.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a global biopharmaceutical company focused on developing and commercializing innovative hospital specialty products that have a positive impact on society.  Optimer developed DIFICID® (fidaxomicin) tablets, an FDA-approved macrolide antibacterial drug for the treatment of Clostridium difficile-associated diarrhea (CDAD) in adults 18 years of age and older, and is commercializing DIFICID in the U.S. and Canada.  Optimer also received marketing authorization for fidaxomicin tablets in the European Union where its partner, Astellas Pharma Europe, is commercializing fidaxomicin under the trade name DIFICLIR™.  The Company is exploring marketing authorization in other parts of the world where C. difficile has emerged as a serious health problem. Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including, without limitation, statements related to the implementation and impact of Optimer’s commercialization strategy, Optimer’s pursuit of new indications for DIFICID, Optimer’s on-going education efforts regarding its patient access initiatives and the burden of Clostridium difficile infection and expansion of DIFICID sales or market potential.  Words such as “expect,” “anticipate,” “will,” “could,” “would,” “project,” “intend,” “plan,” “believe,” “predict,” “estimate,” “should,” “may,” “potential,” “continue,” “ongoing” or variations of such words and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue to increase adoption and use of DIFICID, the implementation and success of DIFICID growth initiatives and entry into new markets, whether or not healthcare professionals will prescribe DIFICID, the extent to which DIFICID receives reimbursement coverage from healthcare payors and government agencies, the extent to which DIFICID will be accepted on additional hospital formularies and the timing of hospital formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist and its collaboration agreements with other partners, the possibility of alternative means of preventing or treating CDAD impacting adoption and sales of DIFICID, Optimer’s ability, through its third-party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID to meet demand, the effects of changes in Optimer’s management, the outcome of Optimer’s review of strategic alternatives including a possible sale of the Company, the potential for lawsuits and enforcement proceedings related to the previously disclosed investigations by U.S. authorities and other risks detailed in Optimer’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law.

Contacts

Optimer Pharmaceuticals, Inc.

David Walsey, VP of Investor Relations and Corporate Communications

858-964-3418

Canale Communications

Jason I. Spark, Senior Vice President

(619) 849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenues:
Product sales, net	$16,820,952	$10,959,217	$62,417,155	$21,511,037
Contract revenue	2,694,724	53,584,000	39,112,168	122,749,000
Other	—	73,139	2,106	718,336
Total revenues	19,515,676	64,616,356	101,531,429	144,978,373
Cost and expenses:
Cost of product sales	1,364,656	909,843	5,486,239	1,525,798
Cost of contract revenue	1,652,008	3,310,821	6,462,939	7,584,353
Research and development	11,867,287	14,011,078	45,202,722	43,085,307
Selling, general and administrative	31,201,682	29,991,411	112,025,724	80,574,336
Co-promotion expenses with Cubist	3,750,000	3,641,161	23,190,629	6,569,921
Total operating expenses	49,835,633	51,864,314	192,368,253	139,339,715
Gain (loss) from operations	(30,319,957)	12,752,042	(90,836,824)	5,638,658
Gain on de-consolidation of OBI	—	—	23,782,229	—
Gain on sale of OBI shares	31,500,606	—	31,500,606	—
Equity in net loss of OBI	—	—	(1,849,254)	—
Interest income (loss) and other, net	(179,940)	63,337	136,269	290,870
Consolidated net gain (loss)	1,000,709	12,815,379	(37,266,974)	5,929,528
Net loss attributable to non-controlling interest	—	538,892	280,344	1,892,096
Net gain (loss) attributable to Optimer Pharmaceuticals, Inc.	$1,000,709	$13,354,271	$(36,986,630)	$7,821,624
Net gain (loss) per share - basic	$0.02	$0.29	$(0.78)	$0.17
Net gain (loss) per share - diluted	$0.02	$0.28	$(0.78)	$0.17
Weighted average number of shares used to compute net gain (loss) per share - basic	47,742,372	46,668,310	47,331,510	45,622,168
Weighted average number of shares used to compute net gain (loss) per share - diluted	48,244,646	47,527,766	47,331,510	46,369,683

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$119,444,586	$31,787,512
Short-term investments	4,556,329	78,791,066
Trade accounts receivable, net	7,119,089	6,563,645
Accounts receivable, other	2,391,071	52,289,290
Inventory	15,061,771	3,947,380
Prepaid expenses and other current assets	3,442,717	3,781,830
Total current assets	152,015,563	177,160,723
Property, equipment and other, net	4,338,720	2,590,715
Long-term investments	820,000	882,000
Deferred tax assets, non-current	890,843	—
Other assets	1,362,196	1,389,734
Total assets	$159,427,322	$182,023,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,166,127	$9,860,462
Accrued expenses	19,165,362	21,447,544
Deferred revenue	456,250	—
Total current liabilities	26,787,739	31,308,006
Deferred rent	938,520	151,141
Income taxes payable, non-current	890,843	—
Stockholders’ equity	130,810,220	150,564,025
Total liabilities and stockholders’ equity	$159,427,322	$182,023,172